SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): February 2, 2000

                           Wyoming Oil & Minerals, Inc.
             (Exact name of registrant as specified in its charter)

Wyoming                            0-7919                       83-0217330
(State or other jurisdiction      (Commission                  (IRS Employer
of incorporation)                 File Number)              Identification No.)

               330 South Center, Suite 419, Casper, Wyoming 82601
             (Address of principal executive offices)    (Zip Code)

                                 (307) 234-9638
               Registrant's telephone number, including area code


         (Former name or former address, if changed since last report.)




Item 2. Acquisition or Disposition of Assets.

      On February 14, 2000, the Company became the assignee of Michael D. Herman with respect to Mr. Herman's contractual right and obligation to purchase an undivided 25% working interest in certain oil and gas leases known as the "Slater Dome and Coal Bank Draw Prospects" being explored and developed by Skyline Resources, Inc., a Colorado corporation ("Skyline"). The project is located on the east edge of the greater Green River Basin in Carbon
County, Wyoming. Mr. Herman, Chairman and CEO of the Company, assigned his contractual position to the Company for consideration consisting of
(i) $100,000 paid to Mr. Herman; (ii) the allowance by the Company of Mr. Herman's effectuating a cashless exercise of 300,000 options to purchase common stock in the Company, the exercise price of which would otherwise have been $1.00 (taking into account the 1-for-100 reverse split of the common stock which occurred Feb. 18, 2000 and is also described herein;
the options granted were a portion of those described in Section 1.6 of the Stock Purchase and Restructuring Agreement between the parties which was previously filed as an exhibit to Form 10-Q filed by the Company on January 14, 2000); (iii) the issuance by the Company to Mr. Herman of an additional 300,000 options to purchase common stock at an exercise price of $2.00 per share and with an exercise period of three years; (iv) the assumption of Mr. Herman's obligations with respect to the project, including but not limited to the obligation to pay to Skyline an additional $135,000, as well as the obligation to pay a 25% pro rata share of drilling and exploration costs attaching to the project, the current outstanding amount of which obligation is $52,361.20.

   	In determining the amount of consideration to be paid for the purchase of Mr. Herman's contractual position, the Company considered the engineering reports presented regarding the project, which were completed by an outside expert engineering firm and contained favorable indications of potential gas production from well logs, desorption work, vitrinite reflectance, and cased hole drill stem tests. Based on these reports, management determined Mr.
Herman's contractual position to be worth not less than $550,000, determined on a conservative basis. Mr. Herman abstained from the Board's decision regarding the purchase. Both the previous Board as it was comprised prior to the Shareholders' Meeting held on February 2, 2000, and the current Board (Mr. Herman abstaining) approved the purchase and the specific terms thereof. The Company believes that the terms of the purchase are arms' length.

     Skyline has the rights to acquire the working interest described above, as well as additional working interests in the same project totaling 85%, from a third party provided that it performs various drilling and testing obligations timely with respect to the project. Skyline has represented to the Company that Skyline has performed all of its obligations to date and expects to continue to perform its obligations under its agreement with the third party, such that Skyline will obtain the working interests in the near future. The only remaining obligation on Skyline's part is to drill one additional well, which Skyline and the Company anticipate completing within the next 120 days. The Company's obtaining the 25% working interest in the project is dependent upon Skyline's performance under its contract with the third party and resultant acquisition of the 85% working interest in the project.

    	The Company also completed on February 15, 2000 the purchase of 800 acres of oil and gas leases known as the "Meadow Creek" project located in Johnson County, Wyoming; 240 acres of oil and gas leases known as the "Midway Dome" project located in Natrona County, Wyoming; and a 79% working interest in a project known as the "Burke Ranch," also in Natrona County. Management intends to invest additional capital in recompleting existing, producing wells at those locations, in anticipation of increased daily production and cash flow.

      The funds used by the Company for the purchases described above were funds obtained through a bank line of credit provided to the Company by American National Bank of Cheyenne, Wyoming.

      Information contained in this Form 8-K other than historical information should be considered forward-looking and is subject to various risk factors and uncertainties. For instance, the strategies and operations of the company involve risks of competition, changing market conditions, uncertainty of oil and gas reserve estimates and other factors. Accordingly, actual results may differ materially from those in any forward-looking statements.


Item 5.  Other Events.

   	At the Company's Annual Meeting of Shareholders held in Cheyenne, Wyoming on February 2, 2000, the following persons were elected and re-elected, respectively, to the Board of Directors:

            Michael D. Herman
            Jack C. Bradley, Jr.
            Gerard Laheney
            Frederick L. Joutz
            Ray Mason

   	At the meeting the shareholders approved a 1-for-100 reverse split of the Company's common stock, which was effectuated on February 18, 2000. Fractional shares were rounded up to a full share. The Company's new trading symbol is "WYOG."

   	Also at the meeting, the shareholders approved the authorization of two million shares of "blank check" preferred stock.

   	The new Board elected the following persons to the offices indicated:

         Michael D. Herman       Chief Executive Officer, Treasurer, Secretary
         Jack C. Bradley, Jr.    President

   	Mr. Herman was also named Chairman of the Board.

   	The Company was approved on February 11, 2000 for a $700,000 line of credit by American National Bank in Cheyenne, Wyoming, which line of credit is now in place and was used to make the purchase described above.

Item 7. Financial Statements and Exhibits.

Exhibits.

Exhibit 2.1   Assignment Agreement Regarding Working Interest
Exhibit 99.1  Press Release dated Feb. 8, 2000
Exhibit 99.2  Press Release dated Feb. 17, 2000
Exhibit 99.3  Press Release dated Feb. 24, 2000


                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          Wyoming Oil & Minerals, Inc.
Date: February 24, 2000                   By: /s/ Michael D. Herman
                                          Michael D. Herman, Chief Executive
                                                             Officer